FIDELITY HOLDINGS, INC.

                Amended and Restated Certificate of Designation,
                      Powers, Preferences and Rights of the
                1996-MAJOR Series of Convertible Preferred Stock

                                ($.01 Par Value)
                       Liquidation Value $10.00 Per Share


                      Pursuant to Section 78.195(6) of the
                     Corporation Law of the State of Nevada

      The undersigned, President of FIDELITY HOLDINGS, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.195(6) that the following resolution has been duly adopted by the Board of Directors of the Company:

      RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, there hereby is created, out of the 2,000,000 shares of preferred stock of the Company authorized in Article III of its Certificate of Incorporation (the "Preferred Stock"), a series of 250,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):

      1. Designation.

      The designation of the said series of the Preferred Stock shall be the "The 1996-MAJOR Series of Convertible Preferred Stock" (the "1996-MAJOR Series").

      2. Number of Shares; Par Value.

    The number of shares of the 1996-MAJOR Series shall be limited to 250,000. The shares of the 1996-MAJOR Series shall be issued as full shares and shall have a par value of $.01 per share.


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      3. Dividends.

      The holders of the 1996-Major Series shall be entitled to receive, out of any funds of the Company at the time legally available for the declaration of dividends, a participating dividend equivalent to that declared and/or paid with respect to the shares of Common Stock, except that each share of the 1996-MAJOR Series shall receive twice the dividend payable with respect to each share of Common Stock.

      4. Liquidation.

      In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of 1996-MAJOR Series shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of Ten Dollars ($10.00) per share, and, in addition to such amount, a further amount equal to the dividends declared but unpaid and accumulated thereon, to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed among the holders of all classes of the 1996-MAJOR Series shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the 1996-MAJOR Series.

      5. Redemption.

      (a) At any time after December 31, 2001, the Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 1996-MAJOR Series on any dividend date by either (i) paying in cash therefor $15.87 per share and, in addition to such amount, an amount in cash equal to all dividends on the 1996-MAJOR Series declared but unpaid and accumulated up to and including the date fixed for redemption or (ii) issuing, to the extent of any amount not paid in cash, the Company's Bonds.

      (b) In case of the redemption of a part only of the outstanding shares of the 1996-MAJOR Series, the Company shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of the 1996-MAJOR Series at any time outstanding may not be redeemed until all dividends declared, accrued and in arrears upon all of the shares of the 1996-MAJOR Series outstanding shall have been paid for all past dividend periods, and until full dividends, if any, for


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the then current dividend period on all shares of the 1996-MAJOR Series then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed.

      (c) In the event that the Company exercises its right to purchase the 1996-MAJOR Series with Bonds, such Bonds shall bear interest at the current prime rate of interest as set by CitiBank, N.A. shall mature on December 31, 2006, shall require quarterly payments of interest, in arrears, on the second Thursday of April, July, October and January, and shall require quarterly repayments of principal. The Company, at the option of the Board of Directors, may redeem any of such Bonds at any time upon payment of the principal value together with all unpaid interest.

      6. Voting.

      The 1996-MAJOR Series shall have voting rights. For voting purposes, such series shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate series of preferred stock. Each share of the 1996-MAJOR Series shall have two votes per share.

      7. Conversion.

      The shares of 1996-MAJOR Series shall be convertible into fully paid and nonassessable Common Shares of the Company, upon the terms and conditions set forth in this Paragraph 8, at any time and from time to time, except that any of such 1996-MAJOR shares which have been called for redemption shall be convertible up to and including, but not after, the close of business on the tenth (10) day prior to the redemption date.

      (i) In order to exercise the conversion privilege, the holder of any of the shares of the 1996-MAJOR Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for such shares, duly endorsed in blank for transfer with the signature medallion guaranteed, accompanied by written notice of election to convert such shares or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided form time to time by the Company.

            As soon as practicable after the surrender of such certificates as provided above, the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or


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      certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of such shares of the 1996-MAJOR Series and cash or scrip, as provided in subparagraph (v) below, in respect of any fraction of a common share issuable upon such conversion. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the 1996-MAJOR Series have been surrendered as provided above, and the person in whose name any certificate or certificates for Common Stock are issuable upon conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

      (ii) Each share of the 1996-MAJOR Series shall be convertible into that number of Common Shares of the Company obtained by dividing the liquidation preference of the -MAJOR Series ($10.00 per share) by the conversion price of the Common Shares as set forth in the immediately succeeding sentence. The conversion price per Common Share shall be the lower of (a) Five Dollars ($5.00) or (b) the average of the bid and asked closing prices of the Common Shares for the twenty (20) consecutive trading days ending on the day prior to conversion, so that each share of the 1996-MAJOR Series shall be convertible into at least two (2) Common Shares. No fractional Common Shares shall be issued.

      (iii) Earned and declared but unpaid and accrued or accumulated dividends on the 1996-MAJOR Series shall be paid in cash on the date of conversion.

      (iv) In case of the voluntary dissolution, liquidation, or winding up of the Company, all conversion rights of the holders of shares of 1996-MAJOR Series shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation or winding up. The Company shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of shares of the 1996-MAJOR Series not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for such Preferred Stock and for the Common Stock.

      (v) No fractional share of Common Stock shall be issued upon conversion of any share of the 1996-MAJOR Series, but in lieu of fractional shares the Company shall, at its option, either pay an amount in cash equal to the current market value of such fractional interest, computed on the basis of the last reported sale price of the Common Stock prior


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      to the date of conversion, or issue scrip of the Company in respect thereof. Such scrip shall be noninterest-bearing and non-voting, shall be exchangeable in combination with other similar scrip for the number of full shares of Common Stock represented thereby, shall be issued in such denominations and in such form, shall expire after such reasonable time, which shall not be less than one year from the date of issue, may contain such provisions for the sale for the account of the holder of such scrip of the shares of Common Stock for which such scrip is exchangeable, and shall be subject to such other terms and provisions, if any, as the Board of Directors may from time to time determine prior to the issuance thereof.

      (vi) As long as any of the shares of the 1996-MAJOR Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of all such outstanding shares of the 1996-MAJOR Series, and for issuance in exchange for all outstanding scrip certificates.

      (vii) All certificates for the shares of the 1996-MAJOR Series surrendered for conversion as provided herein shall be canceled and retired, and no further shares of the 1996-MAJOR Series shall be issued in lieu thereof.

      (ix) The exercise of the conversion privilege shall be subject to such regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to be adopted by the Board of Directors of the Company.

      (x) All shares of Common Stock issued upon the conversion of the shares of the 1996-MAJOR Series shall be validly issued and outstanding, and fully paid and nonassessable.

      8. No Preemptive Rights.

      No holder of any shares of the 1996-MAJOR Series, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.


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      IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this [__] day of [________], 1997.


                        FIDELITY HOLDINGS, INC.

ATTEST:

[Corporate Seal]

                        By: /s/ Doron Cohen

                           Doron Cohen, President


/s/ Glenn H. Bank

Glenn H. Bank, Secretary


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